Exhibit 1.1
CVR Partners, LP
19,200,000 Common Units
Representing Limited Partner Interests
Underwriting Agreement
April 7, 2011
Morgan Stanley & Co. Incorporated
Barclays Capital Inc.
Goldman, Sachs & Co.
      As representatives of the several Underwriters
      named in Schedule I hereto,
c/o Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036
Ladies and Gentlemen:
     CVR Partners, LP, a Delaware limited partnership (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”), for whom Morgan Stanley & Co. Incorporated, Barclays Capital Inc. and Goldman, Sachs & Co. (collectively, the “Representatives”) are acting as representatives, an aggregate of 19,200,000 common units (the “Firm LP Units”) representing limited partner interests in the Company (the “Common Units”), and, at the election of the Underwriters, up to 2,880,000 Common Units (the “Optional LP Units”). The Firm LP Units and the Optional LP Units that the Underwriters elect to purchase pursuant to Section 2 hereof are collectively called the “LP Units.”
     The Company, Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Company (“Operating LLC”), and Coffeyville Resources, LLC, a Delaware limited liability company (“Coffeyville Resources”), hereby confirm their agreement with the several Underwriters as set forth below. Concurrently with the First Time of Delivery (as defined in Section 4 hereof), CVR GP, LLC, a Delaware limited liability company (“Managing GP”), will enter into a joinder agreement to this Agreement, the form of which is attached hereto as Annex II (the “Joinder Agreement”), pursuant to which Managing GP will become a party to this Agreement and be considered a CVR Party (as defined below) to the same extent as if it had executed this Agreement on the date hereof. The Company, Operating LLC, Coffeyville Resources and, upon the execution and delivery of the Joinder

Agreement, Managing GP are collectively referred to herein as the “CVR Parties” and each individually as a “CVR Party.”
     This is to confirm the agreement concerning the purchase of the LP Units from the Company by the Underwriters.
     In connection with the sale of the LP Units hereunder, the Company and its affiliates will enter into a series of transactions described in the Registration Statement (as defined below) under the caption “The Transactions and Our Structure and Organization” (collectively, the “Transactions”). This Agreement, the Joinder Agreement, the Amended and Restated Partnership Agreement of the Company (the “Partnership Agreement”) and the new $150.0 million credit facility described in the Registration Statement under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Facility” (the “New Credit Facility”) are referred to herein, collectively, as the “Transaction Documents”.
     Morgan Stanley & Co. Incorporated (“Morgan Stanley”) has agreed to reserve up to 6.5% of the Firm LP Units to be purchased by it under this Agreement for sale to the directors, officers and employees of the Company, Managing GP, CVR Energy, Inc. and its subsidiaries (collectively, “Participants”), as set forth in the Pricing Prospectus (as defined in Section 1(i)) under the heading “Underwriters” (the “Directed Unit Program”). The Firm LP Units to be sold by Morgan Stanley and its affiliates pursuant to the Directed Unit Program are referred to hereinafter as the “Directed LP Units”. Any Directed LP Units not orally confirmed for purchase by any Participant by the end of the business day on which this Agreement is executed will be offered to the public by the Underwriters as set forth in the Pricing Prospectus.
     1. The CVR Parties, jointly and severally, represent and warrant to, and agree with, each of the Underwriters that:
     (i) A registration statement on Form S-1 (File No. 333-171270) (the “Initial Registration Statement”) in respect of the LP Units has been filed with the Securities and Exchange Commission (the “Commission”); the Initial Registration Statement and any post-effective amendment thereto, each in the form heretofore delivered to you, and, excluding exhibits thereto, to you for each of the other Underwriters, have been declared effective by the Commission in such form; other than a registration statement, if any, increasing the size of the offering (a “Rule 462(b) Registration Statement”), filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), which became effective upon filing, no other document with respect to the Initial Registration Statement has heretofore been filed with the Commission; and no stop order suspending the effectiveness of the Initial Registration Statement, any post-effective amendment thereto or the Rule 462(b) Registration Statement, if any, has been issued and no proceeding for that purpose has been initiated or, to the knowledge of the CVR Parties, threatened by the Commission (any preliminary prospectus included in the Initial Registration Statement or filed with the Commission pursuant to Rule 424(a) of the rules and regulations of the Commission under the Act is hereinafter called a “Preliminary Prospectus”; the various parts of the Initial Registration Statement and the Rule 462(b) Registration Statement, if any, including all exhibits thereto and including the information contained in the form of final prospectus filed with the Commission pursuant to Rule 424(b) under the Act in accordance with Section 5(a) hereof and deemed by virtue of Rule 430A under the Act to be part of the Initial Registration Statement at the time it was declared effective, each as amended at the time such part of the Initial Registration Statement became effective or such part of the Rule 462(b) Registration Statement, if any, became or hereafter becomes effective, are hereinafter collectively called the “Registration Statement”; the Preliminary Prospectus relating to the LP Units that was included in the Registration Statement immediately prior to the Applicable Time (as defined in Section 1(iii) hereof) is hereinafter called the “Pricing Prospectus”; the final prospectus, in the form first filed pursuant to Rule 424(b) under the Act, is hereinafter called the “Prospectus”; and any “issuer free writing prospectus” as defined in Rule 433 under the Act relating to the LP Units is hereinafter called an “Issuer Free Writing Prospectus”);
     (ii) No order preventing or suspending the use of any Preliminary Prospectus or any Issuer Free Writing Prospectus has been issued by the Commission, and each Preliminary Prospectus, at the time of filing thereof, conformed in all material respects to the requirements of the Act and the rules and regulations of the Commission thereunder, and each Preliminary Prospectus, at the time of filing thereof, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter through the Representatives expressly for use therein;
     (iii) For the purposes of this Agreement, the “Applicable Time” is 6:00 p.m. (New York City time) on the date of this Agreement. The Pricing Prospectus, when considered together with the information listed on Schedule IIA hereto, as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Issuer Free Writing Prospectus listed on Schedule IIB hereto does not conflict with the information contained in the Registration Statement, the Pricing Prospectus or the Prospectus and each such Issuer Free Writing Prospectus, as supplemented by and taken together with the Pricing Prospectus as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in the Pricing Prospectus or an Issuer Free Writing Prospectus in

reliance upon and in conformity with information furnished in writing to the Company by an Underwriter through the Representatives expressly for use therein;
     (iv) The Registration Statement conforms, and the Prospectus and any further amendments or supplements to the Registration Statement and the Prospectus will conform, in all material respects to the requirements of the Act and the rules and regulations of the Commission thereunder and do not and will not, as of the applicable effective date as to each part of the Registration Statement and as of the applicable filing date as to the Prospectus and any amendment or supplement thereto, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter through the Representatives expressly for use therein;
     (v) Each statement made in the Registration Statement, the Pricing Prospectus, the Prospectus and each Issuer Free Writing Prospectus listed on Schedule IIB hereto within the coverage of Rule 175(b) under the Act, including (1) any projections or statements with respect to future available cash or future cash distributions of the Company, (2) any statements made in support thereof or related thereto under the heading “Our Cash Distribution Policy and Restrictions on Distributions” and “How We Make Cash Distributions” and (3) statements made with respect to the anticipated ratio of taxable income to distributions, was made or will be made with a reasonable basis and in good faith.
     (vi) Neither the Company nor Operating LLC has sustained since the date of the latest audited financial statements included in the Pricing Prospectus any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the current or future financial position, partners’ capital or members’ equity (as the case may be), or results of operations of the Company and Operating LLC, taken together as a whole (“Material Adverse Effect”), in each case otherwise than as set forth or contemplated in the Pricing Prospectus; and, since the respective dates as of which information is given in the Registration Statement and the Pricing Prospectus, there has not been any change in the partners’ capital or members’ equity (as the case may be) or long-term debt of the Company and Operating LLC, taken together as a whole, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, partners’ capital or members’ equity (as the case may be) or results of operations of the Company and Operating LLC, taken together as a whole, otherwise than as set forth or contemplated in the Pricing Prospectus;

     (vii) The Company and Operating LLC have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all material real property and good and marketable title to all material personal property owned by them, in each case free and clear of all liens, encumbrances, security interests, equities, charges or claims (“Liens”) except such Liens created in connection with (1) the Second Amended and Restated Credit and Guaranty Agreement, dated as of December 28, 2006, among Coffeyville Resources and the other parties thereto, as amended through the date hereof, (2) the indenture, dated April 6, 2010, among Coffeyville Resources, Coffeyville Finance Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, related to Coffeyville Resources’ 9.0% First Lien Senior Secured Notes due 2015, and (3) the indenture, dated April 6, 2010, among Coffeyville Resources, Coffeyville Finance Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, related to Coffeyville Resources’ 10.875% Second Lien Senior Secured Notes due 2017 (collectively, the “Debt Agreements”), which Liens will be released on or prior to the First Time of Delivery, and such other Liens as are described in the Pricing Prospectus (including Liens for the benefit of lenders under the New Credit Facility) or such as would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect;
     (viii) The Company has been duly formed and is validly existing in good standing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (“Delaware LP Act”) with full partnership power and authority to own or lease its properties, conduct its business as described in the Registration Statement and the Pricing Prospectus, and enter into and perform its obligations under this Agreement and each Transaction Document to which it is a party;
     (ix) Managing GP has been duly formed and is validly existing in good standing as a limited liability company under the Delaware Limited Liability Company Act (the “Delaware LLC Act”) with full limited liability company power and authority to own or lease its properties, conduct its business as described in the Registration Statement and the Pricing Prospectus, act as a general partner of the Company, and enter into and perform its obligations under this Agreement, the Joinder Agreement and each Transaction Document to which it is a party;
     (x) Operating LLC has been duly formed and is validly existing in good standing as a limited liability company under the Delaware LLC Act with full limited liability company power and authority to own or lease its properties, conduct its business as described in the Registration Statement and the Pricing Prospectus, and enter into and perform its obligations under this Agreement and each Transaction Document to which it is a party;
     (xi) Coffeyville Resources has been duly formed and is validly existing in good standing as a limited liability company under the Delaware LLC Act with full limited liability company power and authority to own or lease its properties, conduct its business as described in the Registration Statement and the Pricing Prospectus, act as the sole member of Managing GP, and enter into and perform its obligations under this Agreement and each Transaction Document to which it is a party;
     (xii) Each of the Company and Operating LLC is duly registered or qualified as a foreign limited liability company or limited partnership, as the case may be, for the transaction of business under the laws of each jurisdiction in which the character of the business conducted by it or the nature or location of the properties owned or leased by it makes such registration or qualification necessary, except where the failure to be qualified in any jurisdiction would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect;
     (xiii) At or before the First Time of Delivery (or immediately thereafter), Managing GP will own the sole general partner interest in the Company and will be the managing general partner of the Company. Such managing general partner interest has been duly authorized and validly issued in accordance with the Partnership Agreement and such managing general partner interest is fully paid (to the extent required under the Partnership Agreement). Managing GP owns such managing general partner interest free and clear of all Liens (except Liens pursuant to the Debt Agreements or contained in Section 4.6 of the Partnership Agreement);
     (xiv) At the First Time of Delivery or any Option Time of Delivery (as defined in Section 4 hereof), as the case may be, the Firm LP Units or the Optional LP Units to be sold by the Company and the limited partner interests represented thereby, will be duly authorized in accordance with the Partnership Agreement and, when issued and delivered to the Underwriters against payment therefor in accordance with the terms hereof, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act or as otherwise described in the Pricing Prospectus under the caption “The Partnership Agreement—Limited Liability”) and conform in all material respects to the description of the Common Units in the Prospectus. Assuming no purchase by the Underwriters of any Optional LP Units, at the First Time of Delivery, after giving effect to the Transactions, Coffeyville Resources will own 53,800,000 Common Units, Managing GP will own the managing general partner interest of the Company and, other than such Common Units and managing general partner interest, the Firm LP Units will be the only limited partner interests in the Company issued and outstanding (other than any Common Units granted to officers and directors of the Company as described in the Pricing Prospectus);
     (xv) The Company owns 100% of the issued and outstanding member interests in Operating LLC; such member interests have been duly authorized and validly issued in accordance with the limited liability company agreement of Operating LLC (as the same may be amended or restated at or prior to the applicable Time of Delivery (as defined in Section 4 hereof), the “Operating LLC

Agreement”) and are fully paid (to the extent required under the Operating LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and the Company owns such member interest free and clear of all Liens other than Liens arising under or in connection with (1) the Debt Agreements, which Liens will be released on or prior to the First Time of Delivery, and (2) the New Credit Facility;
     (xvi) As of the date hereof, Coffeyville Acquisition III LLC (“Coffeyville Acquisition”) owns 100% of the issued and outstanding member interests in Managing GP and is the sole member of Managing GP; such member interests have been duly authorized and validly issued in accordance with the limited liability company agreement of Managing GP (as the same may be amended or restated at or prior to the applicable Time of Delivery, the “Managing GP LLC Agreement”) and are fully paid (to the extent required under the Managing GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and at or before the First Time of Delivery (or immediately thereafter), Coffeyville Resources will own such member interests free and clear of all Liens other than those arising under or in connection with the Debt Agreements;
     (xvii) Other than its ownership of the managing general partner interest in the Company, Managing GP does not own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity. Other than the Company’s ownership of a 100% member interest in Operating LLC, neither the Company nor Operating LLC owns, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity;
     (xviii) Each of the CVR Parties has all requisite power and authority to execute and deliver this Agreement and perform its respective obligations hereunder. The Company has all requisite partnership power and authority to issue, sell and deliver the LP Units to be sold by it, in accordance with and upon the terms and conditions set forth in this Agreement, the Partnership Agreement, the Registration Statement, the Pricing Prospectus and the Prospectus. At the First Time of Delivery (or, in the case of Managing GP, immediately thereafter) and any Option Time of Delivery, all partnership and limited liability company action, as the case may be, required to be taken by the CVR Parties or any of their members or partners for the authorization, issuance, sale and delivery of the LP Units and the consummation of the transactions contemplated by this Agreement (including the Transactions) shall have been validly taken. This Agreement has been duly and validly authorized, executed and delivered by each of the CVR Parties; and, concurrently with the First Time of Delivery, the Joinder Agreement will have been duly authorized, executed and delivered by Managing GP;

     (xix) The Partnership Agreement has been duly authorized, and, at or before the First Time of Delivery, will have been duly executed and delivered by each of Managing GP and Coffeyville Resources, and will be a valid and legally binding agreement of each such party, enforceable against each such party in accordance with its terms; the Operating LLC Agreement has been duly authorized, executed and delivered by the Company and is a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms; the Managing GP LLC Agreement has been duly authorized, executed and delivered by Coffeyville Acquisition and is a valid and legally binding agreement of Coffeyville Acquisition, enforceable against Coffeyville Acquisition in accordance with its terms (the Partnership Agreement, the Operating LLC Agreement and the Managing GP LLC Agreement are referred to herein collectively as the “Operative Agreements”); provided, that, with respect to each Operative Agreement, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided further, that the indemnity, contribution and exoneration provisions contained in any of such Operative Agreements may be limited by applicable laws and public policy;
     (xx) Except as described in the Prospectus or, in the case of transfer restrictions, as set forth in the relevant Operative Agreements, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any partnership or member interests in any of the CVR Parties. Except as described in the Prospectus, there are no outstanding options or warrants to purchase any partnership or member interests in any of the CVR Parties;
     (xxi) The issue and sale of the LP Units as herein contemplated and the compliance by the CVR Parties with this Agreement or the Joinder Agreement, as the case may be, and the consummation of the transactions herein contemplated, including the Transactions, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any of the CVR Parties is a party or by which any of the CVR Parties is bound or to which any of the property or assets of any of the CVR Parties is subject; nor will such action result in any violation of the provisions of the Operative Agreements of any of the CVR Parties or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over any of the CVR Parties or any of their properties, after giving effect to any consents, approvals, authorizations, orders, registrations, qualifications, waivers and amendments as have been obtained or made as of the date of this Agreement; nor does or will such action result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of any of the CVR Parties (other than any pledge by Coffeyville Resources of its member interests in Managing GP in accordance with the Debt Agreements); and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the LP Units or the consummation by any of the CVR Parties of the transactions contemplated by this Agreement or the Joinder Agreement, including the Transactions, except (i) the registration under the Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the LP Units, (ii) as described in the Pricing Prospectus, (iii) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws or the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”) in connection with the purchase and distribution of the LP Units by the Underwriters; (iv) filing of any certificate of merger in connection with the merger of CVR Special GP, LLC, a Delaware limited liability company, with and into Coffeyville Resources; and (v) where the failure to obtain or make any such consent, approval, authorization, order, registration, or qualification as would not reasonably be expected, individually and in the aggregate, to have a Material Adverse Effect or would not materially impair the consummation of the transactions herein contemplated;
     (xxii) There are no contracts, agreements or understandings between any of the CVR Parties and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to the Registration Statement or to have such securities otherwise registered by the Company under the Act, except as described in the Registration Statement and the Pricing Prospectus;
     (xxiii) Neither the Company nor Operating LLC is (a) in violation of its agreement of limited partnership or limited liability company agreement, as the case may be, or (b) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except with respect to clause (b) where such default would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect;
     (xxiv) The statements set forth in the Pricing Prospectus and Prospectus under the caption “Description of Our Common Units,” insofar as they purport to constitute a summary of the terms of the Common Units, as well as under the captions “Certain Relationships and Related Party Transactions,” “Conflicts of Interest and Fiduciary Duties,” “The Partnership Agreement” and “Material U.S. Federal Tax Consequences,” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate and fair in all material respects;

     (xxv) Other than as set forth in the Pricing Prospectus, there are no legal or governmental proceedings pending to which the Company or Operating LLC is a party or of which any property of the Company or Operating LLC is the subject which, if determined adversely to the Company or Operating LLC, would individually or in the aggregate reasonably be expected to have a Material Adverse Effect or a material adverse effect on the performance of this Agreement or any of the Transaction Documents or the consummation of any of the transactions (including the Transactions) contemplated hereby or thereby; and, to the knowledge of the CVR Parties, no such proceedings are threatened by governmental authorities or by others;
     (xxvi) No relationship, direct or indirect, exists between or among the Company on the one hand, and the directors, managers, officers, members, partners, stockholders, customers or suppliers of the Company or any CVR Party, on the other hand, that is required to be described in the Registration Statement, the Pricing Prospectus or the Prospectus that is not so described. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company to or for the benefit of any of the officers, directors or managers of the Company, Managing GP or Operating LLC or their respective family members;
     (xxvii) Neither the Company nor Operating LLC is and, after giving effect to the offering and sale of the LP Units and the application of the proceeds thereof, neither of them will be an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”);
     (xxviii) At the time of filing the Initial Registration Statement the Company was not and is not an “ineligible issuer,” as defined under Rule 405 under the Act;
     (xxix) KPMG LLP, who have certified certain financial statements of the Company, are independent public accountants with respect to the Company as required by the Act and the rules and regulations of the Commission thereunder and the rules and regulations of the Public Company Accounting Oversight Board;
     (xxx) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the CVR Parties is aware of (A) any significant deficiencies in the design or operation of the Company’s internal controls that could adversely affect the ability of the Company to record, process, summarize and report financial data in any material respect, or any material weaknesses in internal controls, or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of any of the Company;
     (xxxi) Since the date of the latest audited financial statements included in the Pricing Prospectus, there has been no change in the internal control over financial reporting of the Company that has materially adversely affected, or is reasonably likely to materially adversely affect, the internal control over financial reporting of the Company. The Company maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company is made known to the principal executive officer and principal financial officer of Managing GP by others within those entities; and such disclosure controls and procedures are effective;
     (xxxii) Except as disclosed in the Pricing Prospectus, the Company and Operating LLC (A) are in compliance with any and all applicable foreign, Federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (B) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (C) are in compliance with all terms and conditions of any such permit, license or approval, except with respect to clauses (A), (B) and (C) above where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Pricing Prospectus, there are no costs or liabilities associated with Environmental Laws (including any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect;
     (xxxiii) The Company and Operating LLC own, have applied for or possess, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them as described in the Pricing Prospectus, except where the failure to own or have such legal right to use would not reasonably be expected to have a Material Adverse Effect; and except as disclosed in the Pricing Prospectus, none of the CVR Parties has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which would individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, reasonably be expected to have a Material Adverse Effect;
     (xxxiv) No labor dispute with the employees of the Company or Operating LLC exists, or, to the knowledge of any of the CVR Parties, is imminent, except for disputes that would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect;
     (xxxv) The Company and Operating LLC are insured by insurers against such losses and risks and in such amounts as are customary in the businesses in which they are engaged; and none of the CVR Parties has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect, except as described in the Pricing Prospectus;
     (xxxvi) The Company and Operating LLC possess all material certificates, authorizations and permits issued by the appropriate Federal, state or foreign regulatory authorities necessary to conduct their respective businesses as described in the Pricing Prospectus, and none of the CVR Parties has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, if the subject of an unfavorable decision, ruling or finding, would individually or in the aggregate reasonably be expected to have a Material Adverse Effect;
     (xxxvii) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and Operating LLC have filed all Federal, state, local and foreign tax returns which are required to be filed through the date hereof, which returns are true and correct in all material respects or has received timely extensions thereof, and have paid all taxes shown on such returns and all assessments received by it to the extent that the same are material and have become due. To the knowledge of the CVR Parties, there are no tax audits or investigations pending against the Company or Operating LLC which would individually or in the aggregate, if adversely determined, have a Material Adverse Effect; nor are there any proposed additional tax assessments against the Company or Operating LLC which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect;
     (xxxviii) Neither the Company nor Operating LLC nor any director, officer, or employee of either of them or Managing GP, nor, to the knowledge of any of the CVR Parties, any agent, affiliate or representative of the Company, Operating LLC or Managing GP, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and Operating LLC have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein;
     (xxxix) The operations of the Company, Managing GP and Operating LLC are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company, Managing GP and Operating LLC conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving of them with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of any CVR Party, threatened;
     (xl) (a) Neither the Company nor Operating LLC, nor any director, officer or employee of either of them or Managing GP, nor, to the knowledge of any CVR Party, any agent, affiliate or representative of the Company, Operating LLC or Managing GP, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:
(i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) (collectively, “Sanctions”), nor
(ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).
(b)	Each of the CVR Parties represents and covenants that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:
(i) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or
(ii) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

     (c) Each of the CVR Parties represents that it has not knowingly engaged in, and is not now knowingly engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions;
     (xli) A registration statement with respect to the LP Units has been filed on Form 8-A pursuant to Section 12 of the Exchange Act, which registration statement complies in all material respects with the applicable requirements of the Exchange Act;
     (xlii) The Registration Statement, the Prospectus and any Preliminary Prospectus comply, and any amendments or supplements thereto will comply, in all material respects, with any applicable laws or regulations of foreign jurisdictions in which the Prospectus or any Preliminary Prospectus, as amended or supplemented, if applicable, are distributed in connection with the Directed Unit Program;
     (xliii) No consent, approval, authorization or order of, or qualification with, any governmental body or agency, other than those obtained, is required in connection with the offering of the Directed Units in any jurisdiction where the Directed Units are being offered;
     (xliv) The Company has not offered, nor have any of the CVR Parties caused Morgan Stanley to offer, Directed LP Units to any person with the specific intent to unlawfully influence (A) a customer or supplier of any of the CVR Parties to alter the customer’s or supplier’s level or type of business with any of the CVR Parties, or (B) a trade journalist or publication to write or publish favorable information about any of the CVR Parties or their respective products;
     (xlv) The Company has not sold or issued any securities that would be integrated with the offering of the LP Units contemplated by this Agreement pursuant to the Act, the rules and regulations or interpretations thereof by the Commission;
     (xlvi) The financial statements included in the Prospectus and the Pricing Prospectus present fairly in all material respects the financial position of the Company and its consolidated subsidiaries as of the dates shown and its results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis. The pro forma financial statements (including the notes thereto) included in the Prospectus and in the Pricing Prospectus (A) comply as to form in all material respects with the applicable requirements of Regulation S-X promulgated under the Act, (B) have been prepared in all material respects in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements, and (C) have been properly computed on the bases described therein; the assumptions used in preparing the pro forma financial statements and other pro forma financial information included in the Prospectus and the Pricing Prospectus provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts;
     (xlvii) Each of the Transaction Documents has been duly authorized and, at or before the First Time of Delivery (or, in the case of Managing GP, immediately thereafter), will have been duly executed and delivered by the parties thereto and will constitute a valid and binding agreement of the parties thereto, enforceable against the parties to such agreements in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law);
     (xlviii) Each of the Company and Operating LLC has such consents, easements, rights-of-way, permits or licenses from each person (collectively, “rights-of-way”) as are necessary to conduct its business in the manner described, and subject to the limitations contained, in the Pricing Prospectus; other than as set forth, and subject to the limitations contained, in the Pricing Prospectus, each of the Company and Operating LLC has fulfilled and performed all its material obligations with respect to such rights-of-way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way; and, except as described in the Pricing Prospectus, none of such rights-of-way contains any restriction that is materially burdensome to the Company and Operating LLC, taken as a whole; and
     (xlix) Operating LLC is not currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on its limited liability company interests, from repaying to the Company any loans or advances from the Company, or from transferring any of its property or assets to the Company or any other subsidiary of the Company, except as described in or contemplated by the Pricing Prospectus.
     2. Subject to the terms and conditions herein set forth, (a) the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price per Common Unit of $14.88 (which is equal to the initial public offering price of $16.00 per Common Unit less underwriting discounts and commissions of $1.12 per Common Unit comprising an underwriting discount of $1.04 per Common Unit and a structuring fee of $0.08 per Common Unit payable to Morgan Stanley & Co. Incorporated and Barclays Capital Inc.), the number of Firm LP Units set forth opposite the name of such Underwriter in Schedule I hereto and (b) in the event and to the extent that the Underwriters shall exercise the election to purchase Optional LP Units as provided below, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the purchase price per Common Unit set forth in clause (a) of this Section 2, that portion of the number of Optional LP Units as to which such election shall have been exercised (to be adjusted by you so as to eliminate fractional units) determined by multiplying such number of Optional LP Units by a fraction, the numerator of which is the maximum number of Optional LP Units which such Underwriter is entitled to purchase as set forth opposite the name of such Underwriter in Schedule I hereto and the denominator of which is the maximum number of Optional LP Units that all of the Underwriters are entitled to purchase hereunder.
     The Company hereby grants to the Underwriters, severally and not jointly, the right to purchase at their election up to 2,880,000 Optional LP Units, at the purchase price per Common Unit set forth in the paragraph above, for the sole purpose of covering sales of LP Units in excess of the number of Firm LP Units. The Representatives may elect to exercise this right on behalf of the Underwriters in whole or from time to time in part. Any such election to purchase Optional LP Units may be exercised only by written notice from you to the Company, given within a period of 30 calendar days after the date of this Agreement, setting forth the aggregate number of Optional LP Units to be purchased and the date on which such Optional LP Units are to be delivered, as determined by you but in no event earlier than the First Time of Delivery or, unless you and the Company otherwise agree in writing, earlier than two or later than ten business days after the date of such notice.
     3. Upon the authorization by you of the release of the Firm LP Units, the several Underwriters propose to offer the Firm LP Units for sale upon the terms and conditions set forth in the Prospectus.
     4. (a) The LP Units to be purchased by each Underwriter hereunder, in definitive form, and in such authorized denominations and registered in such names as the Representatives may request upon at least forty-eight hours’ prior notice to the Company shall be delivered by or on behalf of the Company to the Representatives, through the facilities of The Depository Trust Company (“DTC”), for the account of such Underwriter, against payment by or on behalf of such Underwriter of the purchase price therefor by wire transfer of Federal (same-day) funds to the account specified by the Company to the Representatives at least forty-eight hours in advance. The time and date of such delivery and payment shall be, with respect to the Firm LP Units, 9:30 a.m., New York City time, on April 13, 2011 or such other time and date as the Representatives and the Company may agree upon in writing, and, with respect to the Optional LP Units, 9:30 a.m., New York time, on the date specified by the Representatives in the written notice given by the Representatives of the Underwriters’ election to purchase such Optional LP Units, or such other time and date as the Representatives and the Company may agree upon in writing. Such time and date for delivery of the Firm LP Units is herein called the “First Time of Delivery”, such time and date for delivery of any Optional LP Units, if not the First Time of Delivery, is herein called an “Option Time of Delivery”, and each such time and date for delivery is herein called a “Time of Delivery”.
     (b) The documents to be delivered at each Time of Delivery by or on behalf of the parties hereto pursuant to Section 9 hereof, including the cross receipt for the LP Units and any additional documents requested by the Underwriters pursuant to Section 9(i) hereof, will be delivered at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004 (the “Closing Location”), and the LP Units will be delivered electronically via the facilities of DTC, all at such Time of Delivery. A meeting will be held at the Closing Location at 2:00 p.m., New York City time, on the New York Business Day next preceding such Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto. For the purposes of this Section 4, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close.
     5. The Company agrees with each of the several Underwriters:
     (a) To prepare the Prospectus in a form to which you shall not have reasonably objected on a timely basis and to file such Prospectus pursuant to Rule 424(b) under the Act not later than the Commission’s close of business on the second business day following the execution and delivery of this Agreement; to make no further amendment or any supplement to the Registration Statement or the Prospectus prior to the last Time of Delivery which shall be reasonably disapproved by you promptly after reasonable notice thereof; to advise you, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any amendment or supplement to the Prospectus has been filed and to furnish you with copies thereof; to file promptly all material required to be filed by the Company with the Commission pursuant to Rule 433(d) under the Act; to advise you, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or other prospectus in respect of the LP Units, of the suspension of the qualification of the LP Units for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or the Prospectus or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or other prospectus or suspending any such qualification, to promptly use its reasonable best efforts to obtain the withdrawal of such order;
     (b) Promptly from time to time to take such action as you may reasonably request to qualify the LP Units for offering and sale under the securities laws of such jurisdictions as you may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the LP Units, provided that in connection therewith the Company shall not be required to qualify as a foreign partnership or to file a general consent to service of process or subject itself to taxation for doing business in any jurisdiction;
     (c) To furnish the Underwriters prior to 5:00 p.m., New York City time, on the New York Business Day next succeeding the date of this Agreement and from time to time, with written and electronic copies of the Prospectus in New York City in such quantities as you may reasonably request, and, if (i) the Underwriters notify the Company that or (ii) the Company otherwise has knowledge that the delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) is required at any time prior to the expiration of nine months after the time of issue of the Prospectus in connection with the offering or sale of the LP Units and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus in order to comply with the Act, to notify you and upon your request to prepare and furnish without charge to each Underwriter and to any dealer in securities as many written and electronic copies as you may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus which will correct such statement or omission or effect such compliance, and in case any Underwriter is required to deliver a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Act) in connection with sales of any of the LP Units at any time nine months or more after the time of issue of the Prospectus, upon your request but at the expense of such Underwriter, to prepare and deliver to such Underwriter as many written and electronic copies as you may request of an amended or supplemented Prospectus complying with Section 10(a)(3) of the Act;
     (d) To make generally available to its securityholders as soon as practicable, but in any event not later than sixteen months after the effective date of the Registration Statement (as defined in Rule 158(c) under the Act), an earnings statement of the Company and its subsidiaries (which need not be audited) complying with Section 11(a) of the Act and the rules and regulations of the Commission thereunder (including, at the option of the Company, Rule 158);
     (e) During the period commencing on the date hereof and ending 180 days after the date hereof (the “Lock-Up Period”), not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose, except as provided hereunder, of any securities of the Company that are substantially similar to the LP Units, including but not limited to any options or warrants to purchase Common Units or any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Units or any such substantially similar securities (other than pursuant to employee and/or director equity plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of this Agreement or as described in the Prospectus), without your prior written consent; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or announces material news or a material event or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 15-day period following the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the Representatives waive, in writing, such extension; the Company will provide the Representatives and each unitholder subject to the Lock-Up Period pursuant to the lockup letters described in Section 8(k) with prior notice of any such announcement that gives rise to an extension of the Lock-up Period;
     (f) Until the earlier of three years from the date hereof or the attainment by the Company of “Well-Known Seasoned Issuer” status as defined under the Act, to furnish to its unitholders as soon as practicable after the end of each fiscal year an annual report (including a balance sheet and statements of income, partners’ capital and cash flows of the Company and its consolidated subsidiaries certified by independent public accountants) and, as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the fiscal quarter ending after the effective date of the Registration Statement), to make available to its unitholders consolidated summary financial information of the Company and its subsidiaries for such quarter in reasonable detail; provided, however, that the Company will be deemed to have satisfied the requirements of this paragraph (f) if the Company files with or furnishes to the Commission the reports, documents or information required by Section 13 or 15(d) of the Exchange Act;
     (g) To use the net proceeds received by it from the sale of the LP Units pursuant to this Agreement in the manner specified in the Pricing Prospectus under the caption “Use of Proceeds”;
     (h) To file with the Commission such information on Form 10-Q or Form 10-K as may be required by Rule 463 under the Act; and
     (i) If the Company elects to rely upon Rule 462(b), the Company shall use its commercially reasonable efforts to file a Rule 462(b) Registration Statement with the Commission in compliance with Rule 462(b) by 10:00 P.M., Washington, D.C. time, on the date of this Agreement, and the Company shall at the time of filing either pay to the Commission the filing fee for the Rule 462(b) Registration Statement or give irrevocable instructions for the payment of such fee pursuant to Rule 111 under the Act.

     6. (a) The Company represents and agrees that, without the prior consent of the Representatives, it has not made and will not make any offer relating to the LP Units that would constitute a “free writing prospectus” as defined in Rule 405 under the Act; each Underwriter represents and agrees that, without the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the LP Units that would constitute a free writing prospectus; the Company and the Representatives agree that any such free writing prospectus the use of which has been consented to by the Company and the Representatives is listed on Schedule IIB hereto;
     (b) The Company has complied and will comply with the requirements of Rule 433 under the Act applicable to any Issuer Free Writing Prospectus, including timely filing with the Commission or retention where required and legending; and the Company represents that it has satisfied and agrees that it will satisfy the conditions under Rule 433 under the Act to avoid a requirement to file with the Commission any electronic road show; and
     (c) The Company agrees that if at any time following issuance of an Issuer Free Writing Prospectus any event occurred or occurs as a result of which such Issuer Free Writing Prospectus would conflict with the information in the Registration Statement, the Pricing Prospectus or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing at the time of such issuance, not misleading, the Company will give prompt notice thereof to the Representatives and, following such notice, if requested by the Representatives, will prepare and furnish without charge to each Underwriter an Issuer Free Writing Prospectus or other document that will correct such conflict, statement or omission; provided, however, that this covenant shall not apply to any statements or omissions in an Issuer Free Writing Prospectus made in reliance upon and in conformity with information furnished in writing to the Company by an Underwriter through the Representatives expressly for use therein.
     7. (a) The Company covenants and agrees with the several Underwriters to pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the registration of the LP Units under the Act and all other expenses in connection with the preparation, printing, reproduction and filing of the Registration Statement, any Preliminary Prospectus, any Issuer Free Writing Prospectus and the Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to the Underwriters and dealers; (ii) all expenses in connection with the qualification of the LP Units for offering and sale under state securities laws as provided in Section 5(b) hereof, including the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the blue sky memorandum; (iii) all fees and expenses in connection with listing the LP Units on the Exchange; (iv) the filing fees incident to, and the reasonable fees and disbursements of counsel for the

Underwriters in connection with, any required review by FINRA of the terms of the sale of the LP Units (the total amount of fees and disbursements of counsel for the Underwriters under clauses (ii) and (iv) shall be capped at no more than $35,000); (v) the cost of preparing unit certificates; (vi) the cost and charges of any transfer agent or registrar; and (vii) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section 7; provided, however, that the costs associated with the chartering of an aircraft used by the Company and the Underwriters to attend meetings with prospective purchasers of the LP Units will be divided equally between the Company on the one hand and the Underwriters on the other hand, and each of the Company and the Underwriters will pay for their own costs in connection with meetings with prospective purchasers. It is understood, however, that the Company shall bear the cost of any other matters not directly relating to the sale and purchase of the LP Units pursuant to this Agreement. It is understood, however, that, except as provided in this Section 7, and Sections 9 and 14 hereof, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel, stock transfer taxes on resale of any of the LP Units by them, and any advertising expenses connected with any offers they may make.
     (b) The Company covenants and agrees with the several Underwriters to pay or cause to be paid the following: (i) all fees and disbursements of counsel incurred by the Underwriters in connection with the Directed Unit Program; (ii) all costs and expenses incurred by the Underwriters in connection with the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of copies of the Directed Unit Program material; and (iii) all stamp duties, similar taxes or duties or other taxes, if any, incurred by the Underwriters in connection with the Directed Unit Program.
     Furthermore, the Company agrees with the several Underwriters that it will comply in all material respects with all applicable securities and other laws, rules and regulations in each foreign jurisdiction in which the Directed Units are offered in connection with the Directed Unit Program, provided that the Representatives give the Company advance notice a reasonable period of time before making offers of which foreign jurisdictions are involved.
     8. The obligations of the Underwriters hereunder, as to the LP Units to be delivered at each Time of Delivery, shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the CVR Parties herein are, at and as of such Time of Delivery, true and correct, the condition that the CVR Parties shall have performed all of their respective obligations hereunder theretofore to be performed, and the following additional conditions:
     (a) The Prospectus shall have been filed with the Commission pursuant to Rule 424(b) under the Act within the applicable time period prescribed for such filing by the rules and regulations under the Act and in accordance with Section 5(a) hereof; all material required to be filed by the Company pursuant to Rule 433(d) under the Act shall have been filed with the Commission within the applicable time period prescribed for such filing by Rule 433; if the Company has elected to rely upon Rule 462(b) under the Act, the Company shall have used commercially reasonable efforts to cause the Rule 462(b) Registration Statement to have become effective by 10:00 P.M., Washington, D.C. time, on the date of this Agreement; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; no stop order suspending or preventing the use of the Prospectus or any Issuer Free Writing Prospectus shall have been initiated or threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to your reasonable satisfaction;
     (b) Debevoise & Plimpton LLP, counsel for the Underwriters, shall have furnished to you such written opinion or opinions, dated such Time of Delivery, in form and substance satisfactory to you, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;
     (c) Andrews Kurth LLP, counsel for the Underwriters, shall have furnished to you such written opinion or opinions, dated such Time of Delivery, in form and substance satisfactory to you, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;
     (d) Fried, Frank, Harris, Shriver & Jacobson LLP, counsel for the Company, shall have furnished to you their written opinion (a draft of the form of such opinion is attached as Annex I(a) hereto), dated such Time of Delivery, in form and substance satisfactory to you;
     (e) Vinson & Elkins L.L.P., counsel for the Company, shall have furnished to you their written opinion (a draft of the form of such opinion is attached as Annex I(b) hereto), dated such Time of Delivery, in form and substance satisfactory to you;
     (f) On the date of the Prospectus and also at each Time of Delivery, KPMG LLP shall have furnished to you a letter or letters, dated the respective dates of delivery thereof, in form and substance satisfactory to you;
     (g) (i) None of the CVR Parties shall have sustained since the date of the latest audited financial statements included in the Pricing Prospectus any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, in each case otherwise than as set forth or contemplated in the Pricing Prospectus, and (ii) since the respective dates as of which information is given in the Pricing Prospectus there shall not have been any change in the partners’ capital or members’ equity (as the case may be) or long-term debt of the CVR Parties, taken together as a whole, or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, partners’ capital or members’ equity (as the case may be) or results of operations of the CVR Parties, taken together as a whole, otherwise than as set forth or contemplated in the Pricing Prospectus, the effect of which, in any such case described in clause (i) or (ii), is in your judgment so material and adverse as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the LP Units being delivered at such Time of Delivery on the terms and in the manner contemplated in the Prospectus;
     (h) On or after the Applicable Time (i) no downgrading shall have occurred in the rating accorded any debt securities or preferred stock of the Company or Operating LLC or in the corporate rating of Company or Operating LLC by any “nationally recognized statistical rating organization”, as that term is used in Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any debt securities or preferred stock of the Company or Operating LLC or the corporate rating of the Company or Operating LLC;
     (i) On or after the Applicable Time there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the Exchange; (ii) a suspension or material limitation in trading in the securities of the Company on the Exchange; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war; or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in your judgment makes it impracticable or inadvisable to proceed with the public offering or the delivery of the LP Units being delivered at such Time of Delivery on the terms and in the manner contemplated in the Prospectus;
     (j) The LP Units to be sold at such Time of Delivery shall have been duly listed, subject to notice of issuance, on the Exchange;
     (k) The Company shall have obtained and delivered to the Representatives on behalf of the Underwriters executed copies of a Lock-up Agreement in a form heretofore furnished by you from each director and executive officer of each of the Company and Managing GP and the additional parties named in Schedule III hereto;
     (l) The Company shall have complied with the provisions of Section 5(c) hereof with respect to the furnishing of prospectuses on the second New York Business Day next succeeding the date of this Agreement;
     (m) The Company shall have furnished or caused to be furnished to you at such Time of Delivery a certificate of the chief executive officer and chief financial officer of the Company or Managing GP to the effect that the representations and warranties of the CVR Parties herein are true and correct at and as of such Time of Delivery and that the CVR Parties have complied with all of the agreements and satisfied all of the conditions on their respective parts to be performed or satisfied hereunder on or prior to such Time of Delivery;
     (n) Each of the Transactions shall have been consummated in a manner consistent in all material respects with their description in the Pricing Prospectus (or otherwise shall be consummated immediately after the closing of the offering);
     (o) Concurrently with the First Time of Delivery, the Representatives shall have received the Joinder Agreement duly executed and delivered by an authorized officer of Managing GP; and
     (p) The Chief Financial Officer of the Company or Managing GP shall have furnished or caused to be furnished to you at such Time of Delivery a certificate satisfactory to you as to the operating data for the first quarter ended March 31, 2011 included in the Pricing Prospectus and the Prospectus.
     9. (a) The CVR Parties, jointly and severally, (i) will indemnify and hold harmless each Underwriter against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus, or any amendment or supplement thereto, any Issuer Free Writing Prospectus or any “issuer information” (in the case of either an Issuer Free Writing Prospectus or such “issuer information,” taken together with the Pricing Prospectus) filed or required to be filed pursuant to Rule 433(d) under the Act, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the CVR Parties shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives for use therein.
     (b) Each Underwriter will indemnify and hold harmless the CVR Parties against any losses, claims, damages or liabilities to which the CVR Parties may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives expressly for use therein; and will reimburse the CVR Parties for any legal or other expenses reasonably incurred by the CVR Parties in connection with investigating or defending any such action or claim as such expenses are incurred.
     (c) Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.
     (d) If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the CVR Parties on the one hand and the Underwriters on the other from the offering of the LP Units. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the CVR Parties on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the CVR Parties on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the CVR Parties bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the Prospectus. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the CVR Parties on the one hand or the Underwriters on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The CVR Parties and the Underwriters agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the LP Units underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint. No party shall be liable for contribution under this subsection (d) except to the extent and under such circumstances as such party would have been liable for indemnification under this Section 9 if such indemnification were available or enforceable under applicable law.
     (e) The obligations of the CVR Parties under this Section 9 shall be in addition to any liability which the CVR Parties may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of the Act and each broker-dealer affiliate of any Underwriter; and the obligations of the Underwriters under this Section 9 shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to the respective officers and directors of the CVR Parties (including any person who, with his or her consent, is named in the Registration Statement as about to become a director of the Company) and to each person, if any, who controls the CVR Parties within the meaning of the Act.
     10. (a) The CVR Parties, jointly and severally, agree to indemnify and hold harmless Morgan Stanley, each person, if any, who controls Morgan Stanley within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act and each affiliate of Morgan Stanley within the meaning of Rule 405 of the Act (the “Morgan Stanley Entities”) from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (i) caused by any untrue statement or alleged untrue statement of a material fact contained in any material prepared by or with the consent of any of the CVR Parties for distribution to Participants in connection with the Directed Unit Program or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) caused by the failure of any Participant to pay for and accept delivery of Directed Units that the Participant agreed to purchase; or (iii) related to, arising out of, or in connection with the Directed Unit Program, other than losses, claims, damages or liabilities (or expenses relating thereto) that are finally judicially determined to have resulted from the bad faith or gross negligence of the Morgan Stanley Entities.

     (b) In case any proceeding (including any governmental investigation) shall be instituted involving any Morgan Stanley Entity in respect of which indemnity may be sought pursuant to Section 10(a), the Morgan Stanley Entity seeking indemnity, shall promptly notify the Company in writing and the Company, upon request of the Morgan Stanley Entity, shall retain counsel reasonably satisfactory to the Morgan Stanley Entity to represent the Morgan Stanley Entity and any others the Company may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Morgan Stanley Entity shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Morgan Stanley Entity unless (i) the Company shall have agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Morgan Stanley Entity and any of the CVR Parties and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. None of the CVR Parties, in respect of the legal expenses of the Morgan Stanley Entities in connection with any proceeding or related proceedings in the same jurisdiction, shall be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Morgan Stanley Entities. Any such separate firm for the Morgan Stanley Entities shall be designated in writing by Morgan Stanley. None of the CVR Parties shall be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, such CVR Party agrees to indemnify the Morgan Stanley Entities from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time a Morgan Stanley Entity shall have requested any CVR Party to reimburse it for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, such CVR Party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such CVR Party of the aforesaid request and (ii) such CVR Party shall not have reimbursed the Morgan Stanley Entity in accordance with such request prior to the date of such settlement. None of the CVR Parties shall effect, without the prior written consent of Morgan Stanley, any settlement of any pending or threatened proceeding in respect of which any Morgan Stanley Entity is or could have been a party and indemnity could have been sought hereunder by such Morgan Stanley Entity, unless such settlement includes an unconditional release of the Morgan Stanley Entities from all liability on claims that are the subject matter of such proceeding.
     (c) To the extent the indemnification provided for in Section 10(a) is unavailable to a Morgan Stanley Entity or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then the CVR Parties, jointly and severally, in lieu of indemnifying the Morgan Stanley Entity thereunder, shall contribute to the amount paid or payable by the Morgan Stanley Entity as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the CVR Parties on the one hand and the Morgan Stanley Entities on the other hand from the offering of the Directed Units or (ii) if the allocation provided by clause 10(c)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 10(c)(i) above but also the relative fault of any of the CVR Parties on the one hand and of the Morgan Stanley Entities on the other hand in connection with any statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the CVR Parties on the one hand and the Morgan Stanley Entities on the other hand in connection with the offering of the Directed Units shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Directed Units (before deducting expenses) and the total underwriting discounts and commissions received by the Morgan Stanley Entities for the Directed Units, bear to the aggregate public offering price of the Directed Units. If the loss, claim, damage or liability is caused by an untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact, the relative fault of the CVR Parties on the one hand and the Morgan Stanley Entities on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement or the omission or alleged omission relates to information supplied by any of the CVR Parties or by the Morgan Stanley Entities and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     (d) The CVR Parties and the Morgan Stanley Entities agree that it would not be just or equitable if contribution pursuant to this Section 10 were determined by pro rata allocation (even if the CVR Parties and the Morgan Stanley Entities were treated as one entity, respectively, for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 10(c). The amount paid or payable by the Morgan Stanley Entities as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by the Morgan Stanley Entities in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 10, no Morgan Stanley Entity shall be required to contribute any amount in excess of the amount by which the total price at which the Directed Units distributed to the public were offered to the public exceeds the amount of any damages that such Morgan Stanley Entity has otherwise been required to pay. The remedies provided for in this Section 10 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.
     (e) The indemnity and contribution provisions contained in this Section 10 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any

Morgan Stanley Entity or any of the CVR Parties, their officers or directors or any person controlling such CVR Party and (iii) acceptance of and payment for any of the Directed Units.
     11. In making a claim for indemnification under Section 9 or 10 of this Agreement (other than for any legal or other expenses reasonably incurred in connection with investigating or defending any action or claim in accordance with clause (a)(ii) of Section 9 or the first sentence of Section 10 (“Expense Reimbursement”), as further provided below) or contribution under Section 9 or 10 of this Agreement, by any of the CVR Parties, an indemnified party may proceed against either (1) all of the CVR Parties jointly or (ii) the Company, Managing GP and Operating LLC jointly, but may not proceed solely against Coffeyville Resources. Notwithstanding the provisions of Sections 9 and 10 of this Agreement, in making a claim for indemnification under Section 9 or 10 (other than for an Expense Reimbursement), or contribution under Section 9 or 10, by any of the CVR Parties, as a precondition to any indemnified party, including any Morgan Stanley Entity, obtaining indemnification or contribution from Coffeyville Resources for any loss, claim, damage, liability or expense under Section 9 or 10, such indemnified party shall first obtain a final judgment from a trial court that such indemnified party is entitled to indemnity or contribution under this Agreement with respect to such loss, claim, damage, liability or expense (the “Indemnity Final Judgment”) from the Company, Managing GP, Operating LLC and Coffeyville Resources (or any of them) and shall seek to satisfy such Indemnity Final Judgment in full from the Company, Managing GP and Operating LLC by making a written demand upon the Company, Managing GP and Operating LLC for such satisfaction. If such Indemnity Final Judgment shall remain unsatisfied in whole or in part 45 days following the date of receipt by the Company, Managing GP and Operating LLC of such demand, any indemnified party shall have the right to take action to satisfy such Indemnity Final Judgment by making demand directly on Coffeyville Resources (but only if and to the extent the Company, Managing GP or Operating LLC have not already satisfied such Indemnity Final Judgment, whether by settlement, release or otherwise). The indemnified parties may exercise this right to first seek to obtain payment from the Company, Managing GP and Operating LLC and thereafter obtain payment from Coffeyville Resources without regard to the pursuit by any party of its rights to the appeal of such Indemnity Final Judgment. The indemnified parties shall, however, be relieved of their obligation to first obtain an Indemnity Final Judgment, seek to obtain payment from the Company, Managing GP and Operating LLC with respect to such Indemnity Final Judgment or, having sought such payment, to wait such 45 days after failure by the Company, Managing GP and Operating LLC to immediately satisfy any such Final Judgment if (i) the Company, Managing GP or Operating LLC files a petition for relief under the United States Bankruptcy Code (the “Bankruptcy Code”), (ii) an order for relief is entered against the Company, Managing GP or Operating LLC in an involuntary case under the Bankruptcy Code and such order is not dismissed within 60 days after the filing thereof, (iii) the Company, Managing GP or Operating LLC makes an assignment for the benefit of its creditors or (iv) any court orders or approves the appointment of a receiver or custodian for the Company, Managing GP or Operating LLC or a substantial portion of any of their assets and such appointment is not discharged within 60 days after the effective date thereof. The foregoing provisions of this paragraph are not intended to require any indemnified party to obtain an Indemnity Final Judgment against the Company, Managing GP, Operating LLC or Coffeyville Resources before obtaining any Expense Reimbursement. However, the indemnified parties shall first seek to obtain Expense Reimbursement in full from the Company, Managing GP and Operating LLC by making a written demand upon the Company, Managing GP and Operating LLC for such Expense Reimbursement. If such expenses shall remain unreimbursed in whole or in part 45 days following the date of receipt by the Company, Managing GP and Operating LLC of such demand, any indemnified party shall have the right to receive Expense Reimbursement from Coffeyville Resources by making written demand directly on Coffeyville Resources (but only if and to the extent the Company, Managing GP or Operating LLC have not already satisfied the demand for such Expense Reimbursement, whether by settlement, release or otherwise). The indemnified parties shall, however, be relieved of their obligation to first seek to obtain such Expense Reimbursement in full from the Company, Managing GP and Operating LLC or, having made written demand therefor, to wait such 45 days after failure by the Company, Managing GP and Operating LLC to immediately reimburse such expenses if (i) the Company, Managing GP or Operating LLC files a petition for relief under the Bankruptcy Code, (ii) an order for relief is entered against the Company, Managing GP or Operating LLC in an involuntary case under the Bankruptcy Code, (iii) the Company, Managing GP or Operating LLC makes an assignment for the benefit of its creditors or (iv) any court orders or approves the appointment of a receiver or custodian for the Company, Managing GP or Operating LLC or a substantial portion of any of their assets.
     12. (a) If any Underwriter shall default in its obligation to purchase the LP Units which it has agreed to purchase hereunder at a Time of Delivery, you may in your discretion arrange for you or another party or other parties to purchase such LP Units on the terms contained herein. If within thirty-six hours after such default by any Underwriter you do not arrange for the purchase of such LP Units, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to you to purchase such LP Units on such terms. In the event that, within the respective prescribed periods, you notify the Company that you have so arranged for the purchase of such LP Units, or the Company notifies you that it has so arranged for the purchase of such LP Units, you or the Company shall have the right to postpone such Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Registration Statement or the Prospectus, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration

Statement or the Prospectus which in your opinion may thereby be made necessary. The term “Underwriter” as used in this Agreement shall include any person substituted under this Section 12 with like effect as if such person had originally been a party to this Agreement with respect to such LP Units.
     (b) If, after giving effect to any arrangements for the purchase of the LP Units of a defaulting Underwriter or Underwriters by you and the Company as provided in subsection (a) above, the aggregate number of such LP Units which remains unpurchased does not exceed one-eleventh of the aggregate number of all the LP Units to be purchased at such Time of Delivery, then the Company shall have the right to require each non-defaulting Underwriter to purchase the number of LP Units which such Underwriter agreed to purchase hereunder at such Time of Delivery and, in addition, to require each non-defaulting Underwriter to purchase its pro rata share (based on the number of LP Units which such Underwriter agreed to purchase hereunder) of the LP Units of such defaulting Underwriter or Underwriters for which such arrangements have not been made; but nothing herein shall relieve a defaulting Underwriter from liability for its default.
     (c) If, after giving effect to any arrangements for the purchase of the LP Units of a defaulting Underwriter or Underwriters by you and the Company as provided in subsection (a) above, the aggregate number of such LP Units which remains unpurchased exceeds one-eleventh of the aggregate number of all the LP Units to be purchased at such Time of Delivery, or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Underwriters to purchase LP Units of a defaulting Underwriter or Underwriters, then this Agreement (or, with respect to any Option Time of Delivery, the obligations of the Underwriters to purchase and of the Company to sell the Optional LP Units) shall thereupon terminate, without liability on the part of any non-defaulting Underwriter or the Company, except for the expenses to be borne by the Company and the Underwriters as provided in Section 7 hereof and the indemnity and contribution agreements in Section 9 hereof; but nothing herein shall relieve a defaulting Underwriter from liability for its default.
     13. (a) The respective indemnities, agreements, representations, warranties and other statements of the CVR Parties and the several Underwriters, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Underwriter or any controlling person of any Underwriter, or the CVR Parties, or any officer or director or controlling person of any of the CVR Parties, and shall survive delivery of and payment for the LP Units.
     (b) In making a claim for breach by the CVR Parties of any agreement, representation or warranty contained in this Agreement, any Underwriter may proceed against either (i) all of the CVR Parties jointly or (ii) the Company, Managing GP and Operating LLC jointly, but may not proceed solely against Coffeyville Resources. As a precondition to any Underwriter obtaining recovery of any loss, claim, damage, liability or expense from Coffeyville Resources arising out of, or based upon or resulting from such breach, such Underwriter shall first obtain a final judgment from a trial court that such Underwriter is entitled to recovery under this Agreement with respect to such loss, claim, damage, liability or expense (the “Breach Final Judgment”) from the Company, Managing GP, Operating LLC and Coffeyville Resources (or any of them) and shall seek to satisfy such Breach Final Judgment in full from the Company, Managing GP and Operating LLC by making a written demand upon the Company, Managing GP and Operating LLC for such satisfaction. If such Breach Final Judgment shall remain unsatisfied in whole or in part 45 days following the date of receipt by the Company, Managing GP and Operating LLC of such demand, any Underwriter shall have the right to take action to satisfy such Breach Final Judgment by making demand directly on Coffeyville Resources (but only if and to the extent the Company, Managing GP or Operating LLC have not already satisfied such Breach Final Judgment, whether by settlement, release or otherwise). The Underwriters may exercise this right to first seek to obtain payment from the Company, Managing GP and Operating LLC and thereafter obtain payment from Coffeyville Resources without regard to the pursuit by any party of its rights to the appeal of such Breach Final Judgment. The Underwriters shall, however, be relieved of their obligation to first obtain a Breach Final Judgment, seek to obtain payment from the Company, Managing GP and Operating LLC with respect to such Breach Final Judgment or, having sought such payment, to wait such 45 days after failure by the Company, Managing GP and Operating LLC to immediately satisfy any such Breach Final Judgment if (i) the Company, Managing GP or Operating LLC files a petition for relief under the Bankruptcy Code, (ii) an order for relief is entered against the Company, Managing GP or Operating LLC in an involuntary case under the Bankruptcy Code and such order is not dismissed within 60 days after the filing thereof, (iii) the Company, Managing GP or Operating LLC makes an assignment for the benefit of its creditors or (iv) any court orders or approves the appointment of a receiver or custodian for the Company, Managing GP or Operating LLC or a substantial portion of any of their assets and such appointment is not discharged within 60 days after the effective date thereof.
     (c) Notwithstanding anything in this Agreement to the contrary, Coffeyville Resources’ aggregate liability pursuant to the indemnity and contribution provisions of Sections 9 and 10 hereof and for any breach by the CVR Parties of any agreement, representation or warranty contained in this Agreement shall not exceed an amount equal to the sum of (x) (i) the proceeds of the offering of the Firm Units that the Company distributes to Coffeyville Resources, (ii) the portion of the term loan under the New Credit Facility that the Company distributes to Coffeyville Resources and (iii) an amount equal to the total of the Company’s cash and cash equivalents on the Company’s consolidated balance sheet as of the day immediately preceding the First Time of Delivery that the Company distributes to Coffeyville Resources, as certified in writing to the Representatives by the chief financial officer of the Company or Managing GP as of the First Time of Delivery, and (y) an amount, if any, equal to the purchase price paid by the Underwriters for Optional LP Units to the extent any of such proceeds are distributed to Coffeyville Resources.
     14. If this Agreement shall be terminated pursuant to Section 12 hereof, the CVR Parties shall not then be under any liability to any Underwriter except as provided in Sections 7 and 9 hereof; but, if for any other reason any LP Units are not delivered by or on behalf of the Company as provided herein (other than due to the failure to satisfy any of the conditions provided in clauses (i), (iii), (iv) or (v) of Section 8(i) hereof), the CVR Parties will cause the Company to reimburse the Underwriters through you for all out-of-pocket expenses approved in writing by you, including fees and disbursements of counsel, reasonably incurred by the Underwriters in making preparations for the purchase, sale and delivery of the LP Units not so delivered, but the CVR Parties shall not then be under any further liability to any Underwriter except as provided in Sections 7 and 9 hereof.
     15. In all dealings hereunder, you, as the Representatives, shall act on behalf of each of the Underwriters, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Underwriter made or given by all of the Underwriters jointly or by the Representatives on behalf of the Underwriters.
     16. All statements, requests, notices and agreements hereunder shall be in writing, and if to the Underwriters shall be delivered or sent by mail, telex or facsimile transmission to you as the Representatives to each of (i) Morgan Stanley & Co. Incorporated, Attention Global Capital Markets Syndicate Desk, 1585 Broadway, New York, New York 10036; (ii) Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration (Facsimile: 646-834-8133); and (iii) Goldman, Sachs & Co., 200 West Street, New York, New York 10282, Attention: Registration Department (Facsimile: 212-902-9316), with a copy, in the case of any notice pursuant to Section 13 hereof, to the Director of Litigation, Office of the General Counsel, Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019; if to Morgan Stanley in connection with the Directed Unit Program shall be delivered or sent by mail, telex or facsimile transmission to Morgan Stanley & Co. Incorporated, Attention Global Capital Markets Syndicate Desk, 1585 Broadway, New York, New York 10036; and if to the Company shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Registration Statement, Attention: Secretary; provided, however, that any notice to an Underwriter pursuant to subsection 9(c) hereof shall be delivered or sent by mail, telex or facsimile transmission to such Underwriter at its address set forth in its Underwriters’ Questionnaire, or telex constituting such Questionnaire, which address will be supplied to the Company by you upon request; provided, however, that notices under subsection 9(c) shall be in writing, and if to the Underwriters shall be delivered or sent by mail, telex or facsimile transmission to you as the Representatives to each of (i) Morgan Stanley & Co. Incorporated, Attention Global Capital Markets Syndicate Desk, 1585 Broadway, New York, New York

10036; (ii) Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration (Facsimile: 646-834-8133); and (iii) Goldman, Sachs & Co., 200 West Street, New York, New York 10282, Attention: Registration Department (Facsimile: 212-902-9316). Any such statements, requests, notices or agreements shall take effect upon receipt thereof.
     17. This Agreement shall be binding upon, and inure solely to the benefit of, the Underwriters and the CVR Parties and, to the extent provided in Sections 9 and 13 hereof, the officers and directors of the CVR Parties and each person who controls the CVR Parties or any Underwriter, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the LP Units from any Underwriter shall be deemed a successor or assign by reason merely of such purchase.
     18. Time shall be of the essence of this Agreement. As used herein, the term “business day” shall mean any day when the Commission’s office in Washington, D.C. is open for business.
     19. The CVR Parties acknowledge and agree that (i) the purchase and sale of the LP Units pursuant to this Agreement is an arm’s-length commercial transaction between the CVR Parties, on the one hand, and the several Underwriters, on the other; (ii) in connection therewith and with the process leading to such transaction each Underwriter is acting solely as a principal and not the agent or fiduciary of any of the CVR Parties; (iii) no Underwriter has assumed an advisory or fiduciary responsibility in favor of any of the CVR Parties with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising any of the CVR Parties on other matters) or any other obligation to any of the CVR Parties except the obligations expressly set forth in this Agreement; and (iv) the CVR Parties have consulted their own legal and financial advisors to the extent it deemed appropriate. The CVR Parties agree that they will not claim that the Underwriters, or any of them, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to any of the CVR Parties in connection with such transaction or the process leading thereto.
     20. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the CVR Parties and the Underwriters, or any of them, with respect to the subject matter hereof.
     21. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
     22. Each of the CVR Parties and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including the Transactions.

     23. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
     If the foregoing is in accordance with your understanding, please sign and return to us two counterparts hereof, and upon the acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof shall constitute a binding agreement among each of the Underwriters and the CVR Parties. It is understood that your acceptance of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on your part as to the authority of the signers thereof.
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Very truly yours, CVR Partners, LP
By:	CVR GP, LLC, its Managing General Partner

By:	/s/ John J. Lipinski
	Name:	John J. Lipinski
	Title:	Chief Executive Officer and President

By:	CVR Special GP, LLC, its Special General Partner

By:	/s/ John J. Lipinski
	Name:	John J. Lipinski
	Title:	Chief Executive Officer and President

Coffeyville Resources Nitrogen Fertilizers, LLC
By:	/s/ John J. Lipinski
	Name:	John J. Lipinski
	Title:	Chief Executive Officer and President

Coffeyville Resources, LLC
By:	/s/ John J. Lipinski
	Name:	John J. Lipinski
	Title:	Chief Executive Officer and President

Accepted as of the date hereof: Morgan Stanley & Co. Incorporated
By:	/s/ Kathryn Bergsteinsson
	Name:	Kathryn Bergsteinsson
	Title:	Vice President

Barclays Capital Inc.
By:	/s/ Victoria Hale
	Name:	Victoria Hale
	Title:	Vice President

Goldman, Sachs & Co.
By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

On behalf of each of the Underwriters

SCHEDULE I

		Number of Optional
		LP Units to be
	Total Number of	Purchased if
	Firm LP Units to be	Maximum Option
Underwriter	Purchased	Exercised
Morgan Stanley & Co. Incorporated	6,780,480	1,017,072
Barclays Capital Inc.	6,780,480	1,017,072
Goldman, Sachs & Co.	4,026,240	603,936
Dahlman Rose & Company, LLC	403,200	60,480
RBS Securities Inc.	403,200	60,480
Simmons & Company International	403,200	60,480
SunTrust Robinson Humphrey, Inc.	403,200	60,480

Total	19,200,000	2,880,000

SCHEDULE IIA
Initial public offering price per Common Unit $16.00
SCHEDULE IIB
Issuer Free Writing Prospectuses
Electronic road show as filed on Netroadshow.com (the “Electronic Roadshow”) on March 29, 2011.

Schedule III
Persons and Entities Subject to Lock-Up Letters
Coffeyville Resources, LLC
CVR GP, LLC
John J. Lipinski
The Lipinski 2011 Exempt Family Trust
Stanley A. Riemann
Edward Morgan
Edmund S. Gross
Kevan A. Vick
Christopher G. Swanberg
Donna R. Ecton
Scott Lebovitz
George E. Matelich
Frank M. Muller, Jr.
Stanley de J. Osborne
John K. Rowan